Exhibit 99.1

[REGENERX LOGO APPEARS HERE]	3 Bethesda Metro Center Suite 630 Bethesda, MD 20814 Ph: 301.280.1992 Fax: 301.280.1996

At RegeneRx:	At the Financial Relations Board:
J.J. Finkelstein	Tim Grace	Leslie Loyet	Kathy Waller
jjfnk@regenerx.com	Media Inquiries	Analyst Inquiries	General Inquiries
301.280.1992	312.640-6667	312.640.6672	312.640.6696

News Release. . .

RegeneRx Names Chief Financial Officer

BETHESDA, MARYLAND, April 18, 2005—RegeneRx Biopharmaceuticals, Inc. (AMEX: RGN) (www.regenerx.com) announced that Neil Lyons has joined the company as Chief Financial Officer. Mr. Lyons is a seasoned financial executive and Certified Public Accountant with over 20 years of industry experience, both as an auditor and CFO. Throughout the 1980s Mr. Lyons practiced with two major accounting firms, providing audit and advisory services to several public companies in the Washington, D.C. metro area. Since 1990, he has been a financial executive with HFS, Inc. (a major Department of Defense contractor), Bell Atlantic, and SkyBridge LP (an international satellite broadband start-up that raised $400 million in equity).

“Neil’s experience with fundraising, finance, public accounting, and SEC reporting should serve us very well as we continue to develop our growth strategy. All of us at RegeneRx look forward to working with Neil and benefiting from his substantial expertise,” said J.J. Finkelstein, RegeneRx’s president and CEO.

RegeneRx Biopharmaceuticals, Inc.

RegeneRx is a biopharmaceutical company developing Tß4 as a platform technology for the treatment of acute and chronic wounds and for a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institutes of Health. The company holds over fifty world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, including the treatment and prevention of cardiac and neurological injuries. RegeneRx previously received clearance from the U.S. FDA for its first three Phase II dermal wound healing clinical trials.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the regulatory approval process and the ongoing and prospective development and commercialization of Tß4 and possible future benefits to the Company, its stockholders, and patients. Due to the nature of clinical trials, product development and the regulatory approval process, the forward-looking statements contained in this press release are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

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